exhibit 10.10

SPIN-OFF AGREEMENT

THIS SPIN-OFF AGREEMENT (this "Agreement") is entered into as of this 22nd day of June, 2010, by and among INFE Human Resources, Inc., a Nevada corporation (the "Company" or the "Seller") and Mr. Arthur Viola, a representative for himself and for the benefit of the entire shareholder base of the Company, as of this date, all sharing proportionally in the equity created herewith as a result of this transaction (the "Buyer"), each a "Party" and collectively the "Parties", upon the following premises:

BACKGROUND

WHEREAS, on or about April 30, 2010, the Company entered into a Term Sheet with N.I.R. Group, LLC ("MR") and Lone Staffing Inc., (the "Term Sheet"), pursuant to which, among other things, the parties to the Term Sheet agreed that Lone Staffing Inc. shareholders would sell all of their outstanding shares to the Company pursuant to a Share Exchange Agreement (the "Exchange Agreement") in exchange for unissued shares of common stock of the Company, the result of which would be that Lone Staffing Inc. would become a whollyowned subsidiary of the Company;

WHEREAS, a required term of the Term Sheet was that the Buyers would exchange 50,000 (Fifty Thousand) shares of Super Voting Control Preferred Stock representing all of the issued and outstanding shares of this class of stock of the in return for the sale and transfer to them of all of the outstanding shares of the Company's wholly-owned subsidiary Daniels Corporate Advisory Company, Inc. ("Daniels") and to Mr. Arthur D. Viola, personally, all of the Super Voting Preferred Shares of Daniels, with the same rights and privileges as contained in the Super Voting Preferred of the Company;

WHEREAS, Daniels is the Company's operating subsidiary and includes substantially all of the current service operations (i.e. Corporate Financial Consulting and Merchant Banking) of the Company; and

WHEREAS, the Company desires to sell to Buyer and Buyer desires to purchase from Seller, all of the issued and outstanding shares of Daniels on such terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, warranties and covenants set forth herein, the Parties hereto hereby agree as follows:

1.   Purchased Assets. Seller hereby sells, assigns, transfers, conveys and delivers to Buyer ON AN "AS IS" "WHERE IS" BASIS, and Buyer hereby accepts and purchases, all of the outstanding securities of Daniels and all of Seller's right, title and interest in and to Daniel's Business, including its corporate name, business, operations, assets, inventory, employees, contractors, properties, intellectual properties, trademarks, service marks, trade names, telephone numbers, fax numbers, internet website addresses, and goodwill, and all of the other agreements, contracts, leases, licenses, other arrangements and other tangible and intangible property of Daniels, including the Net Operating Loss Carry Forward created by the operations of Daniels, to  the extent that such agreements, contracts, leases, licenses, arrangements or property relate to the Business existing at the close of business on the Closing Date (the "Purchased Assets"). Following the Closing Date, the Company thereafter shall forever cease from using the name or term "Daniels Corporate Advisory Company, Inc."

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2.   Assumption of Liabilities.

(a)     Buyer hereby assumes, and agrees to perform, and otherwise pay, satisfy and discharge all existing and future liabilities and obligations of Daniels, as set forth in the attached Schedule "A", including Daniels' proportionate share of those liabilities owed by the Company to NIR or entities associated with NIR (the "NIR Liabilities"). The liabilities set forth in Schedule A and assumed by the Buyer (personally by its representative, Arthur D. Viola, as an additional investment in Daniels rather than by Daniels), other than the NIR Liabilities are referred to herein as the "Assumed Liabilities". Seller also agrees to assign any and all claims, causes of action, and affirmative defenses which it ever had, now has, or hereafter may have, whether currently known or unknown relating to the Assumed Liabilities to Buyer's Representative, Arthur D. Viola.

(b)     The Buyer's Representative, Arthur D. Viola, hereby assumes, and agrees to perform, and otherwise pay, satisfy and discharge all existing and future liabilities and obligations of Daniels (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (a) all liabilities of the Seller for transfer, sales, use, and other non-income taxes arising in connection with the consummation of the transactions contemplated hereby, and (b) all liabilities and obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Purchased Assets, including but not limited to any claims, debts, expenses, liabilities, and claims or legal fees whatsoever associated with or incurred as a result of such Assumed Liabilities (collectively the "Assumed Liability Expenses"), and that Daniels and Buyer will forever indemnify and hold harmless the Company and against such Assumed Liabilities and any Assumed Liability Expenses following the Closing.

(c)    Effective as of the Closing, the Company hereby agrees to assume, and agree to perform, and otherwise pay, satisfy and discharge all existing and future liabilities and obligations relating to the NIR Liabilities, attached hereto as Schedule "B" (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any claims, debts, expenses, liabilities, and claims or legal fees whatsoever associated with or incurred as a result of such NIR Liabilities (collectively the "NIR Liability Expenses"), and that the Company will forever indemnify and hold harmless Daniels and/or the Buyers against such NIR Liabilities and any NIR Liability Expenses following the Closing.

3.  Share Cancellation. On the Closing Date, as consideration for the purchase of the Purchased Assets and in addition to assumption of the Assumed Liabilities, the Buyer will return the Super Voting Preferred Shares to the Company, with necessary stock powers and medallion guaranties.

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4.  Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by the exchange of documents by the Parties by fax or courier immediately following the execution of the Share Exchange Agreement between the Company and Lone Staffing Inc., or such other date as the Parties may mutually determine, (the "Closing Date"). At the Closing, the Seller shall deliver to the Buyer (i) a bill of sale relating to the Purchased Assets and the Assumed Liabilities; (ii) the Daniels Shares, along with such other transfer documentation is necessary and proper to allow the transfer of the ownership of the Daniels Shares to the Buyer, which shall include the confirmation by Seller that the Daniels Shares represent all of the outstanding securities of Daniels, and (iii) Seller shall deliver to the Buyer a written instrument of assumption of liabilities relating to the NIR Liabilities and the NIR Liability Expenses, which shall be satisfactory to the Buyer in its sole and absolute discretion; and the Buyer shall deliver to the Seller a written instrument of assumption of liabilities relating o t the Assumed Liabilities and Assumed Liability Expenses, which shall be satisfactory to the Seller in its sole and absolute discretion; provided however that each Party shall deliver such other certificates and documents as either Party may reasonably request. "Business Day" means a day other than (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks are authorized or required to be closed for business.

5.  Further Assurances. Seller hereby covenants that it will, whenever and as reasonably requested by Buyer and at Seller's sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as Buyer may reasonably require in order to complete, insure and perfect the transfer, conveyance and assignment to Buyer of all the right, title and interest of Seller in and to the Purchased Assets hereby sold, conveyed or assigned, or intended so to be.

6.  Seller Makes no Representations or Warranties. The Seller's interest in the Purchased Assets is being acquired by the Buyer on an AS IS WHERE IS basis and the Seller makes no representations as to the Purchased Assets or any other matter.

7.  Confidential Information. The Company shall use its commercially reasonable efforts to insure that all confidential information which the Company or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants (each a "Company Party") may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of [ ], any affiliate thereof, or any customer or supplier thereof or of any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except in the ordinary course of business of Daniels; provided, however, that the restrictions of this sentence shall not apply (i) as may otherwise be required by law, (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (iii) to the extent the information shall have otherwise become publicly available, through no improper action of any Company Party.

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8.  Miscellaneous.

(a) Since a breach of the provisions of this Agreement could not adequately be compensated by monetary damages, any Party shall be entitled, in addition to any other right or remedy available to him, her or it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the Parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

(b) The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive any delivery of the consideration described herein.

(c) This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each Party.

(d) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

(e) If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(f) The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(g) All representations, warranties and agreements in this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations. This Agreement shall be binding upon the Parties, their respective successors, representatives, heirs and estate, as applicable.

(h) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

(i) This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes in its entirety any other agreement relating to or granting any rights with respect to the subject matter hereof.

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(j) Each Party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting Party shall not be applied in the interpretation of this Agreement to favor any Party against the other. In this Agreement, the word "include", "includes", "including" and "such as" are to be construed as if they were immediately followed by the words, without limitation.

(k) In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word "person" includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

IN WITNESS WHEREOF, the Parties have duly executed this Spin-Off Agreement as of the date first above written.

BUYER:

Name: Arthur Viola

Title: Individually and as Chief Executive Officer
Daniels Corporate Advisory Company Inc.

Name: Robert J. Anderson

Title: Chief Executive Officer

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Schedule "A" - Liabilities

Creditor:	Amount Owed:	Release Obtained:

Miller Elin	$42,000

Laura Anthony, Esq.	$18,000

John Rudy	$25,000

Caploun Consulting	$25,000

New York State Insurance Fund	$43,800

Idarch Media (Yellow Pages)	$15,500

Capital One	$75,000 ($26,500)